Exhibit 99.2

Global Power Equipment Group Inc.

First Quarter, 2004 Earnings Conference Call Transcript

April 27, 2004 – 9:00 AM EDT

Operator

Good morning and welcome to the Global Power Equipment Group’s First Quarter 2004 Earnings Conference Call, for Tuesday, April 27th 2004. Your host for today will Bob Zwerneman. Mr. Zwerneman, please go ahead.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Thank you, Melissa. I would like to welcome you and everyone on the line to Global Power Equipment Group’s first quarter 2004 earnings conference call. Joining me, today, on this call is Larry Edwards, Global Power Equipment Group’s Chairman, President and Chief Executive Officer; and Jim Wilson, our Chief Financial Officer.

On the homepage of our Web site, there is a link to a presentation that we will be using this morning; that site is “www.globalpower.com.” Within that presentation, “slide two” presents our Safe Harbor and Regulation G statements. However, in the interest of time today, we will move straight to our prepared remarks and handle all legal statements at the end. So with that, I’ll turn the call over to Larry Edwards.

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Thank you, Bob, and good morning everyone. Please turn with me to “slide number three.” Let me start out, this morning, with an overview of our sales results. In the first quarter, we booked over $90 million of new orders, 82% for projects outside of the United States. This is a sharp contrast to our first quarter bookings last year, where 81% of our bookings were inside United States. Jim will comment further on our backlog in a few minutes, including approximately $15 million of US-based orders that we removed from our backlog in March. Let me just say that these orders were not cancellations, but rather a combination of a change order that we agreed to with one customer and our decision to reclassify one order with a different customer to preliminary status rather than firm, given recent information that we have received on this project.

In our mid-February conference call, we previewed some of the larger orders that we had already booked during the first quarter—two more HRSGs for China and the two HRSGs for the 7H project in Canada and some exhaust systems for a very large project in Indonesia. In addition to these orders, we also received orders for Europe for about $6 million. Canada accounted for roughly 30% of our new bookings in the first quarter, while Asia accounted for approximately 38%, and the Middle East represented about 7%. Our heat recovery segment was approximately 55% of our net first quarter bookings, while the auxiliary power segment represented the balance. Overall, at $77 million of net bookings at the adjustments I spoke of, the first quarter is our best quarter for bookings since the second quarter of 2002 and only slightly behind what we’ve booked in the first half of 2003. Clearly, the international market environment has improved.

Domestically, however, with the exception of a couple of announced power projects in New York and Utah and a few small units elsewhere, most of our activity inside the US is for specialty boiler projects and retrofit work, which continues to strengthen. Evidence of the improvement in our specialty boiler business is the fact that approximately $25 million to $30 million of projects that we are actively tracking and hoping to book in the next several months is in this product category. Specifically, we’ve identified a number of clean air units, SCRs, in United States, a few LNG facilities in the Middle East, and equipment for a petrochemical expansions in East Asia and North Africa. The opportunity is up sharply from the $7 million of specialty boiler orders that we booked in the first quarter.

As I mentioned earlier, internationally, we definitely see market improvements with several projects in the $30 million to $40 million range. I will now provide some additional details. We have a very good potential in the Middle East in the first half of this year, with Saudi Arabia, Iraq, Kuwait and Qatar very active. All told, we have booking opportunities of close to $100 million over the next three to six months in this region. In the first quarter, we booked about $6 million of orders for Iraq; almost two-thirds were non-power jobs or auxiliary power components, associated with gas turbine applications for oil and gas compression. This is our first foray into oil and gas for the Middle East, and we have a number of additional opportunities on horizon. Most of the Middle Eastern projects are for power though, and some include HRSGs.

Turning to China. The Chinese government released the bid documents last Friday for the second group of gas turbines. The information we have calls for 17 large frame machines at 9 new power stations with an additional 7 midsize units at other locations. Once the gas turbine manufacturers are selected, they will in turn hold negotiations with vendors, such as us for the auxiliary power equipment and the HRSGs. Assuming everything runs smoothly this go-round, we will start those negotiations late this quarter or early in July. Besides the Middle East and China, we have a number of other good opportunities in other parts of Eastern Asia, Europe, North Africa, and Latin America. All in all, based on everything we see, international markets are providing us with an excellent base of demand and continue to strengthen.

The challenge in our business remains our ability to accurately estimate projects that we bid, executing on those projects once repaying the order by monitoring and controlling our costs, meeting tight delivery schedules, and never sacrificing our quality. Our focus on operations remains the primary variable that we can control. As many of you are probably aware, higher steel prices have presented a new challenge for a number of companies as well as our international manufacturing partners and ourselves.

Several investors have asked us how much steel price increases have impacted our cost of goods sold. That question is difficult to answer, and I would like to explain why. Our cost of goods sold is a combination of raw materials we purchase for our internal manufacturing, materials we might purchase and send to one of our manufacturing partners’ fabrication shop for a portion of the project, and the overall cost for a completed component produced by one of our manufacturing partners where we provide none of the raw materials.

Compound that by our overlapping production schedules within our two segments—auxiliary power, which is accounted for on a completed contract basis and ranges anywhere from a couple of months up to nine months; and our heat recovery segment, which is reported on a percentage of completion basis and can take as long as 18 months for some projects—with materials acquired anywhere from over a year ago to only a month ago, and taking into account the changes in different geographies for different rates of steel, it becomes extremely difficult to determine precisely the impact of those steel price increases on our first quarter results.

As we stated in our earnings press release, only by working with our suppliers, our manufacturing partners, and our customers, have we been able to minimize the impact of higher steel costs on our bottom line. For new orders that we’re bidding, we have been somewhat successful in obtaining price increases from our customers for standard components. We have also worked closely with our manufacturing partners to improve their processes and manufacturing efficiencies, thereby, driving down labor costs for production. But as you can see, there are a number of moving parts that are hard to isolate; however, on an overall basis, we think, higher steel costs have impacted our gross —our overall gross margin somewhere between 200 to 400 basis points and could be slightly more next quarter. Thank you, again, for joining us on our call today. We look forward to taking any questions you may have, following Jim’s remarks. Jim?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

Thanks, Larry. Good morning everyone. If you would please turn to “slide number four,” we will look at some of the highlights from the income statement. As we reported, earnings for the first quarter were $838,000, or 2 cents per diluted share, versus $6.9 million, or 15 cents per diluted share, last year. First quarter results included a previously announced restructuring charge of $2 million, or 3 cents per diluted share. Revenue for the first quarter was $55.1 million, down 28% from the $77 million we reported in the first quarter of 2003.

Our first quarter gross margin of 21.4% was below last year’s margin of 27.5%. To a large extent, our current revenue run rate is a function of our low level of bookings, increase in some sizeable cancellations, which occurred during the second and third quarters of 2003. Our second quarter 2004 revenue guidance, as provided in yesterday’s press release, also incorporates this aspect and, from a timing standpoint, is expected to represent the low point of our current year revenue. EBITDA for the first quarter was $2.4 million compared to $12.7 million in the same period last year.

Turning to “slide number five.” You can see our historical gross margins on a quarterly basis, going back to 1999. The first quarter gross margin of 21.4% is slightly above the historical average of 20.7% and our fiscal-year estimate of between 18.5 and 19.5%. Because of the factors Larry mentioned earlier, we believe, our second quarter margin range of 17 to 19% could be slightly below both our historical average and our fiscal-year estimate. We are not changing our full-year 2004 guidance as a result of the following factors. One, our first quarter 2004 results, as reported, including revenues of $55 million and earnings per share of 2 cents per share after consideration of the 3-cent per share restructuring charge.

Two, our expectations that our revenues will increase in the second half of the year in connection with the higher level of bookings that began in the fourth quarter of 2003 and which continued into the first quarter of 2004. Three, our efforts to minimize the impact of higher steel prices, including packing on most of the higher cost to our customers on new job that are being negotiated as well as working with steel vendors and subcontractors minimized the impact of cost increases. And, four, our belief that steel prices will retract during the second half of the year. We are already seeing evidence scrap steel prices, which are used in most steel making in China, coming off their highest levels.

Turning to “slide number six.” You can see our quarterly revenue results on a segment and geographic basis for the first quarter compared to a year ago. Biggest decline during the quarter occurred in our auxiliary power equipment segment, falling by $13.6 million from the year ago; but our recovery segment revenues dropped $8.3 million or by 34% to 23%, respectively. Revenue in North America declined by $25.2 million and by 47% and more than offset increased revenue in Asia and the Middle East, which were up $3.2 million and $3.7 million, respectively.

As we have emphasized for several quarters, it can be seen on “slide number seven,” our geographic sales mix continues to shift outside of North America. As shown previously, sales in North America totaled $28.9 million during the first quarter comprised just over one-half of our total sales compared to 69% in 2003 and 80% in 2002. With our international bookings continuing to strengthen, we continue to believe North America will represent a significantly smaller share of revenue into next year. If it were not for the 7H project in Canada contributing to the North American total, this chart would have been even lower for North America, as the US portion of our 2005 sales will likely drop to around 10%.

Please turn to “slide number eight,” and we will review the firm backlog. As Larry stated, we booked over $90 million of new orders during the first quarter. As you can see on the chart, our February backlog was close to $220 million before we incorporated the adjustments, Larry mentioned, in March. After those changes on a net basis, we booked $77 million to our backlog against revenue of $55 million for the quarter leading to a net gain of $22 million, leaving us at $200 million of backlog at the end of March. We remain confident that we are in a strong position to continue winning our share of business over the balance of the year. However, as Larry detailed earlier, some of the opportunities are quite large; given the timing of the decision on a couple of jobs that we are buying for, estimating our backlog level at the end of the current quarter is difficult. We believe our second quarter bookings could range between $35 million and $75 million. It depends on a couple of large jobs that are supposed to be awarded before the end of June; however, some of these awards could slip into the next quarter depending on factors beyond our control. At the upper end of that range, our first-half 2004 bookings would equal 90% of what we booked for all of last year. At the lower end, it would still exceed what we booked for the first nine months of last year.

Turning to “slide number nine,” which is our abbreviated cash flow slide. You can see that we ended the quarter with slightly over $53 million in cash, up about $2 million from the end of last year. We made another voluntary debt repayment of $8.3 million during the first quarter, dropping our long-term debt to less than $17 million. Although not detailed on this slide, some additional uses of cash in the quarter included cash outlays for restructuring charges, settlements under disputed contracts, and some changes in our working capital levels.

Turning to “slide 10.” You can see that our debt-to-cap ratio at the end of the fourth quarter declined to 10%; and, as highlighted in blue, our net debt was a minus $36.8 million. We continue to believe our strong cash position is very beneficial for our sales and marketing efforts. We will continue to take every step possible to maximize the interest of our shareholders. With that, let’s open the call to questions.

Questions and Answers

Operator

Thank you. To place yourself into the question queue, please press “*, 1” on your touchtone phone. If you are using a speakerphone, please pick up your handset and then press “*, 1.” If your question has been answered and you would like to withdraw your request, you may do so by pressing “*, 2.” Please go ahead with your questions.

Your first question comes from Sanjay Shrestha. Please go ahead.

Sanjay Shrestha, First Albany Corp.—Analyst

Great. First of all, excellent booking quarter, guys. You know, along the line to that new bookings number, hoping to understand a little bit more in terms of what might be the deltas here that are not related to the range of $35 million to $75 million in the bookings—expected bookings in the second quarter of 2004?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Sanjay, good morning. This is Larry. As Jim mentioned and I mentioned in my remarks, there are several large projects that we hopefully think will close during this quarter—the second quarter—but they are in the $30 million to $40 million range. So that’s the reason for the large split, I mean, depending on where they fall and, of course, if we are successful in gaining these. They are outside the United States and I can’t really comment on any more details than that.

Sanjay Shrestha, First Albany Corp.—Analyst

OK. OK. It’s OK. That’s great. And in terms of, you know, the margin impact here in the second quarter of 2004, how should we look at that into the second half of ‘04 and what might be the potential leverage with the contract negotiation related to price of steel and issues like that? And could you actually get into a little more detail on that?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

Well, we—Sanjay, this is Jim—we provided an estimate, you know, for the second quarter of 17 to 19%. And we feel like that’s, you know, hopefully, towards the bottom; but what we have to do is look at what happens to steel prices, going forward. You know, we indicated that in our comments.

Sanjay Shrestha, First Albany Corp.—Analyst

Sure.

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

And so, kind of, depending on what happens with those, you know, that could be either plus or minus to that.

Sanjay Shrestha, First Albany Corp.—Analyst

OK. OK. And the two last question, actually. So then it is fair to say that—one, the bid activities are up this year, and the backlog should up year-over-year; and, two, any comments on the impeccable balance sheet at this point in time, whether there is any acquisition there or if you could comment on that?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Sanjay, really, our position hasn’t changed much. We’ve commented, on several quarters, that we’re really not actively in the acquisition mode; however, we do continue to keep our eyes open for potentials. And I think we’ve commented before that’s hopefully in the, sort of, side of our business; but in the operating maintenance side of our business, there is not so much equipment add-ons. So, well, we’re not aggressively under—we don’t have a program to aggressively go after those. We do have a few opportunities that we’re looking at, but nothing to report or nothing to paint as eminent at this point in time.

Sanjay Shrestha, First Albany Corp.—Analyst

OK. That’s great. And a quick follow-up on this bookings coming in from the international market. Are you seeing beside some of the prior projects that you guys talked about? So I guess there is not much an expectation in terms of the bookings, you know, coming in from the US or the North American market at this point in time. Correct?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

No. On the power side, it is very little in North America. I mean, you know, except for the project in Canada that we mentioned, it’s — there is not too many. There is some isolated power project, but most of the projects that we’re pursuing are in the specialty side of our business and in retrofit.

Sanjay Shrestha, First Albany Corp.—Analyst

OK. That’s great. I’ll hop back in the queue. Thanks a lot, guys.

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

OK. Thank you.

Operator

Thank you. Your next question comes from Leone Young. Please go ahead.

Leone Young, Salomon Smith Barney—Analyst

Yes. Good morning. As it concerns China, with “phase two,” then it sounds like you will enter into negotiations in the June or early July. Could that be as close as the third quarter booking or is it more likely to extend into the fourth?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Leone, that would—it—I think, saying third quarter would be optimistic. These are pretty large projects. I think, probably, the fourth quarter would be my best guess at this time.

Leone Young, Salomon Smith Barney—Analyst

That’s helpful. And also, last quarter, Larry, you mentioned —I know there are many things in flux; but, obviously, the RFQs are up. Any sense yet of order of magnitude or is it just a little too soon to call it?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

It’s hard to say, percentage-wise. As we have said, we’ve seen quite an uptick; but it’s nothing that’s—you know, I don’t know, Leone, as percentage-wise, I wouldn’t want to make a guess. Some of the projects though fortunately are larger in magnitude, and that’s a factor as well—not just the sheer number of RFQs, but the size of the projects, which is sometimes more important than the number of RFQs. But we certainly have seen an uptick. That’s for sure.

Leone Young, Salomon Smith Barney—Analyst

OK. And a question for Jim. Any sense you could give me on DSOs and use of working capital, going forward?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

DSOs have come down to somewhat to 64 days, I think, is what our latest quarter was. So we’re doing pretty good there. And in terms of the use of working capital, we’re using some slight amounts of working capital, you know, temporarily. As you can see this new level of bookings that we have, we’re investing money in those projects, you know, to build, where we do not get paid progress payments by our customers. So we have, you know, some levels of that right now, maybe, $5 million to $10 million. And of course, that’s how it depends on the product mix too. You know, like in some of our projects, we get progress payments; in some, we don’t. So it’s hard to like say exactly on that, Leone.

Leone Young, Salomon Smith Barney—Analyst

OK. I guess what I’m getting down to is that my yearend balance sheet shows the level of cash that’s, you know, decently above 53 million. Would you agree with that or am I missing some uses of cash? I mean, where—if you had to guess, where would you guess your yearend cash would be?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

All right. You know, we just paid off that $8 million of debt that we spoke about. So that had some impact. I don’t know if you have that forecasted in there, but I would have to guess that it’s like around the $50 million range—$45 million to $50 million range.

Leone Young, Salomon Smith Barney—Analyst

For the yearend?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

Yes.

Leone Young, Salomon Smith Barney—Analyst

Thank you.

Operator

Thank you. And our next question comes from Martin Malloy. Please go ahead.

Martin Malloy, Hibernia Southcoast Capital—Analyst

Good morning. I have a few questions. And first of all, you mentioned SCRs, LNG and petrochemical projects that might use your specialty boilers. Could you talk about how meaningful those markets could be to you?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Marty, the — I think, as you know, the SCR market was very robust in the United States. These were selective catalytic reduction units, and these are actually used with simple-cycle machines. So the key there was the—and we call them clean air units, as well—but depending on the US market and really we see these primarily in United States, almost exclusively. So as the market improves in the United States, we’re really in a dominant position provided by those. As far as LNG and petrochemical, those are just a variety of heat recovery units that are non-gas turbine for refinery work and other types of petrochemical processing. So we said before we really believe that we dominate that market. I mean we—you know, whether it’s not in the industry the party that follows the market share—we think we’re probably about half of the market share. So anytime we see an interest in new petrochemical facilities and, as you probably know, we’re starting to talk about adding refineries, particularly outside the United States. That’s good news for us. Even LNG facilities, you probably are hearing that some of those facilities will be added in United States to handle LNG coming into this country. So all over, that’s positive for us, and we really think we have a dominant market position for those three areas.

Martin Malloy, Hibernia Southcoast Capital—Analyst

In terms of revenue from those areas for this year, can you give us any sort of indication for what that might be—a range?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Well, it could be in the $30-million range, something like that, $30 million to $35 million range.

Martin Malloy, Hibernia Southcoast Capital—Analyst

OK. And your depreciation and amortization for the quarter?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

That was about—it was about $900,000.

Martin Malloy, Hibernia Southcoast Capital—Analyst

OK. And just I want to touch back on steel costs and your expectations for the rest of the year. Did I hear correctly that you expected steel costs to decline for the rest of the year and that was — that’s what you based your guidance on?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Marty, we are tracking like everyone is what’s happening in China, because as everyone well knows that’s really what has caused the problem — just the huge consumption of steel in China. And what we’re saying is that we’re already seeing scrap steel prices, which is what the Chinese steel mills must buy in order to make steel — we’re seeing these scrap steel prices start to decline a little bit; and there is a huge amount of steel making capacity coming on in China. So some of the experts are already projecting, if not a leveling off but, maybe, a slight decline in some of grades of steel. That’s what we’re talking about. And it’s starting to become fairly common for people who talk about the latter half of this year as to see some decline.

Martin Malloy, Hibernia Southcoast Capital—Analyst

OK. Thank you very much.

Operator

Your next question is a follow-up from Leone Young. Please go ahead.

Leone Young, Salomon Smith Barney—Analyst

Not to put you on the spot, but I’ll try. Your guidance range was, you know, fairly wide for EPS and revenues. So I can see why you still feel comfortable with the guidance, but would it be fair to say that you’re probably more comfortable with the low end or there is just enough balls in the air that it could still be anywhere in the guidance?

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

Well, it could be anywhere in the guidance, Leone; and, of course, it depends on margins, you know. So like that the second quarter margins that we’ve put out there, you know, that would kind of indicate towards the lower; but then we’re hopeful that things can improve. You know, that’s kind of what we’re looking at.

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Leone, one of our issues has to deal with the timing of some of these jobs that we might book.

They are quite large. They would incorporate a heavy front-end engineering element, and that for us is really our sweet spot. So that would really bring our margins up quite sharply for the revenue that we would recognize. So that’s the part where timing dictates if it’s going to be 18.5 or 19.5% for the whole year.

Leone Young, Salomon Smith Barney—Analyst

Great. Thanks a lot.

Operator

Thank you, sir. Your next question comes from Greg Macosko. Please identify your company.

Gregory Macosko, Lord, Abbett & Co.—Analyst

Lord, Abbett. Yes. Thank you. I got on the call a little late. But could you talk a little bit about the big projects and the expectations of bookings coming forward? Are those OEMs the ones you’ve always worked? Or would you say that the potential, you know, OEMs that are going to be responsible for the equipment—are they a lot of new units are you able to increase your share with the OEMs you’ve only worked with for a short period?

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Greg. This is Larry. They are with the customers we’ve dealt with in the past. And some of them are not OEMs by the way, some of them are developers, but they are customers that we have worked with in the past. Some of them have been inactive for a while, but they are people we know and equipment we know. So it’s not a new territory for us. That’s for sure.

Gregory Macosko, Lord, Abbett & Co.—Analyst

OK. And it’s fair to say that it would be—it’s more likely to the non-developed world and sort of those countries.

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

Outside the United States.

Gregory Macosko, Lord, Abbett & Co.—Analyst

Right. Outside.

Larry Edwards, Global Power Equipment Group Inc.—Chairman, President & CEO

One project—I can be a little more specific. One large one is in Europe, and the others are in Asia.

Gregory Macosko, Lord, Abbett & Co.—Analyst

OK. OK. Thank you.

James Wilson, Global Power Equipment Group Inc.—VP of Finance & CFO

Greg, as you might imagine, we have our competitors who listen to our calls; and we tend to not want to speak too much to specific opportunities.

Gregory Macosko, Lord, Abbett & Co.—Analyst

Yes. I appreciate that very much. Thank you.

Operator

Thank you. If there are any further questions on the phone lines, please press “*, 1” on your touchtone phone at this time.

There are no further questions at this time, gentlemen.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

OK. Well, thank you Melissa; and thanks to everyone for participating in this morning’s conference call. Before we close, I would like to refer everyone to “slide two” that we showed earlier as well as our press release and our website for the Safe Harbor and Regulation G compliance base. Also, our call has been taped today; and the replay would be available until May 10th, at 877-244-9049 or 416-695-6038, where the pin code is 3072. We will also have an archive of this webcast posted on our homepage on our website.

Again, thank you for participating, and this concludes our call.